Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Maryellen Thielen
(847) 402-5600

Andrea Redmond Elected to Allstate’s Board

NORTHBROOK, III., November 11, 2009 — The Allstate Corporation (NYSE: ALL) announced that Andrea Redmond, 53, has been elected to its board of directors effective January 1, 2010.

“Allstate’s board has a longstanding record of effective corporate governance, independence and responsiveness to stakeholders,” said Thomas J. Wilson, Allstate’s chairman, president and chief executive officer. “Andrea’s expertise in leadership development, succession planning and financial services will further strengthen an outstanding board.”

Since 2007, Redmond has been an independent consultant providing executive recruiting, succession planning and talent management services to senior executives.  Prior to this, she spent 20 years at Russell Reynolds Associates, where her achievements included serving as managing director and co-head of the chief executive officer (CEO) and board services practices. She also was a member of the company’s executive committee, chair of its global training committee, and a founding member of its global professional development committee. In 1990, Redmond established and led Russell Reynolds’ global insurance practice. From 1981 to 1986, she held various positions at the First National Bank of Chicago. In 2004, Redmond co-authored a book on leadership, Business Evolves, Leadership Endures; she currently is writing another book.

Redmond earned her bachelor’s degree in 1978 from Northern Illinois University and her MBA in 1982 from George Williams College. She serves on the boards of Children’s Memorial Hospital, Northwestern Memorial Hospital and LivingWell Cancer Resource Center.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

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